EXHIBIT 99.2

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release 04-022		Ken Dennard, Managing Partner Lisa Elliott, Vice President DRG&E / 713-529-6600

Hornbeck Offshore Closes on Sale of

$225,000,000 of 6.125% Senior Notes due 2014

November 23, 2004—New Orleans, Louisiana—Hornbeck Offshore Services, Inc. (NYSE: HOS) announced that it closed today the sale of $225,000,000 aggregate principal amount of 6.125% Senior Notes due 2014 (CUSIP Nos. 440543 AA 4 and U44070 AA 5) (“New Notes”) in a private placement. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

The net proceeds to the Company from this offering were approximately $219 million dollars, net of estimated transaction costs. The Company used $181 million of such proceeds to repurchase approximately 91% of the outstanding $175,000,000 aggregate principal amount of its 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “2001 Notes”) pursuant to its ongoing tender offer for the 2001 Notes and the related consent solicitation. The Company accepted all 2001 Notes that were tendered by 5:00 p.m., Eastern time, on Wednesday, November 17, 2004, for purchase and payment. The $181 million comprised the total consideration paid for such Notes tendered, including related accrued interest and consent fees. The remaining proceeds will be used to repurchase the remaining 2001 Notes and for general corporate purposes, which may include funding for the acquisition, construction or retrofit of vessels.

Hornbeck Offshore’s repurchase today of the tendered 2001 Notes made operative the Fifth Supplemental Indenture executed by the Company, certain of its subsidiaries and the indenture trustee for the 2001 Notes, which set forth certain amendments to eliminate most of the restrictive covenants and certain defined events of default.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the 2001 Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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